Exhibit 10.7

Cree, Inc.
Severance Plan for Section 16 Officers
Plan Document and Summary Plan Description

Effective August 18, 2008

This Plan Document and Summary Plan Description (“Summary Plan Description”) is for all employees of Cree, Inc. (“Cree” or the “Company”) who are eligible under the terms of the Cree, Inc. Severance Plan for Section 16 Officers (the “Section 16 Plan”).  All rights to participate in and receive benefits under the Section 16 Plan are governed solely by the terms and conditions of this Summary Plan Description.

I.	EFFECTIVE DATE

The Section 16 Plan is effective as of August 18, 2008.

II.	ELIGIBILITY TO PARTICIPATE

Participation in the Section 16 Plan is restricted to active Cree employees who have been designated by the Company, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Officers”).

III.	ELIGIBILITY TO RECEIVE BENEFITS

An Officer of the Company is eligible to receive benefits under this Section 16 Plan upon his/her Termination of Employment initiated by the Company without Cause or initiated by the Officer for Good Reason, except in the event of termination of his/her employment due to death or LTD Disability and except as provided in Article VI below.  Termination of employment initiated by the Officer other than for Good Reason, or termination of employment due to death or LTD Disability, will not entitle the Officer to any benefits under this Section 16 Plan.  The receipt of benefits under the Section 16 Plan will be conditioned upon the Officer’s execution of and compliance with an agreement substantially in the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the effective date specified in Article I (the “Release Agreement”) that includes, without limitation, (i) a release of claims against the Company, its affiliates and representatives; and (ii) a non-disparagement provision. No severance benefits will paid or provided under the Section 16 Plan unless and until the Release Agreement is timely executed and returned by the Officer to the Company, becomes effective and has not been timely revoked in accordance with the terms hereof.  The Company will complete and provide to the Officer the release of claims in sufficient time so that if the Officer timely executes and returns it, the revocation period will expire before severance payments are required to commence under Article IV.

The provisions of this paragraph will control in the event of conflict between this paragraph and any other language in this Section 16 Plan.  If the Officer becomes Generally Disabled, the Officer will not be entitled to severance pursuant to this Section 16 Plan on account of the Company, in its sole discretion, taking any action that would otherwise be considered Good Reason hereunder provided that such action remains in effect only for so long as the Officer remains Generally Disabled.  If the Officer is Generally Disabled for more than ninety-one (91) days (whether or not consecutive) in a rolling twelve (12) month period, the Company will not be in breach of this Agreement and the Officer will not be entitled to severance on account of the Company permanently taking any action that would otherwise be considered Good Reason hereunder so long as the Committee does not terminate the Officer’s employment prior to the date that the Officer is determined to have an LTD Disability.  If the Officer is Generally Disabled and the Company terminates his employment without Cause prior to the date that he is determined to have an LTD Disability, such termination will be considered a Termination of Employment by the Company without Cause for purposes of this Section 16 Plan.  If the Officer ceases to be Generally Disabled before his employment is terminated by reason of LTD Disability, subject to the notice and cure provisions in Article V, paragraph C of this Section 16 Plan, the Officer will have the right to terminate his employment for Good Reason on account of any event or circumstances that occurred while the Officer was Generally Disabled that would otherwise have constituted Good Reason except for the provisions of this paragraph and such termination will be considered Termination of Employment by the Officer for Good Reason for purposes of this Section 16 Plan, unless such event or circumstances has already been cured by the Company or consented to by the Officer.

IV.	BENEFITS

Officers who are otherwise eligible to receive benefits under the Section 16 Plan will be entitled to receive the following upon their execution and non-revocation (if applicable) of the Release Agreement:

A.    Severance Amounts

1.    In the case of the Chief Executive Officer of the Company, eighteen (18) months of the Officer’s annualized base salary as of the Termination Date, subject to all applicable taxes and withholdings.  In the case of all other Officers who are eligible under this Section 16 Plan, twelve (12) months of the Officer’s annualized base salary as of the Termination Date, subject to all applicable taxes and withholdings.  Except as provided in Article VII below, the base salary provided above shall be paid in accordance with the Company’s regular payroll schedule and practices for base salary, but commencing within thirty (30) days following the Officer’s Termination of Employment with payments retroactive to that date, and shall continue for the Salary Continuation Period provided that the

Officer continues to comply with all terms and conditions of the Release Agreement during such period.

2.    As to the Chief Executive Officer, all incentive compensation amounts under the performance units as to which the Chief Executive Officer was employed through the end of the last day of the relevant performance period but that are not yet paid as of the Termination Date, subject to all applicable taxes and withholdings.  In the case of all other Officers who are eligible under this Section 16 Plan, all incentive compensation amounts under the Cree, Inc. Management Incentive Compensation Plan (“MICP”) as to which the Officer was employed through the end of the last day of the relevant performance period but that are not yet paid as of the Termination Date, subject to all applicable taxes and withholdings.  The sole purpose of this Article IV, paragraph A.2. is to negate the requirements under the MICP and performance units that an Officer be employed on the date of payment in order to be eligible for such payment.  Only amounts to which the Officer is entitled on account of satisfaction of the relevant performance measures for the relevant performance period, determined in accordance with the terms of the MICP or Notice of Grant of Performance Units, as applicable, will be paid hereunder. Any incentive compensation amounts will be paid in accordance with the schedule set forth in the MICP or Notice of Grant of Performance Units, as applicable.

B.    Medical, Dental & Vision Benefits.  In the case of the Chief Executive Officer of the Company, a lump sum payment equal to eighteen (18) multiplied by the COBRA premium applicable to the type of medical, dental and vision coverage in effect for the Officer (e.g., family coverage vs. employee-only coverage) as of the Termination Date, subject to all applicable taxes and withholdings.  In the case of all other Officers who are eligible under this Section 16 Plan, a lump sum payment equal to twelve (12) multiplied by the COBRA premium applicable to the type of medical, dental and vision coverage in effect for the Officer (e.g., family coverage vs. employee-only coverage) as of the Termination Date, subject to all applicable taxes and withholdings.  Such lump sum amounts will be paid within ninety (90) days following the Severance Start Date, except as provided in Article VII below.  Receipt of this payment does not result in continuation of coverage under the Company’s medical, dental, and vision plans (collectively “Health Care Plans”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (collectively “COBRA”).  The Officer must timely and properly elect to continue coverage under the Health Care Plans in accordance with COBRA and timely remit the required premiums to the Company or its designee whether or not the payment provided for in this paragraph has been received.  COBRA and the terms and conditions of the applicable Health Care Plan documents shall govern any continuation of coverage.

All other compensation (including, without limitation, bonuses and commissions) and employee benefits (including, without limitation, short-term and long-term disability insurance, Paid Time Off accrual, and vesting of equity compensation) will cease on the Officer’s Termination Date unless provided otherwise by the Company in writing.  All equity compensation grants are subject to the terms and conditions of the applicable plan document(s).  Payments under the Section 16 Plan will not be subject to 401(k) Plan or Employee Stock Purchase Plan deductions.

Although an Officer will not be eligible for severance benefits hereunder in the event of his/her Termination of Employment due to death or Disability, if an Officer is otherwise eligible for benefits hereunder, such benefits will not cease if the Officer dies or becomes disabled after a Termination of Employment initiated by Cree without Cause or initiated by the Officer for Good Reason.

V.	DEFINITIONS

A.    “Cause ” shall mean (i) the Officer’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected after one written warning detailing the concerns and offering the Officer a reasonable period of time to cure; (ii) any material and willful violation of any federal or state law by the Officer in connection with his responsibilities as an employee of the Company; (iii) any act of personal dishonesty taken by the Officer in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in personal enrichment of the Officer; (iv) the Officer’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (v) the Officer materially breaching his/her Employee Agreement Regarding Confidential Information, Intellectual Property and Noncompetition with the Company, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to the Officer of the breach.

B.    “Disability” means that the Officer is generally disabled for more than ninety-one (91) days (whether or not consecutive) in a rolling twelve (12) month period.  As used in this paragraph, “generally disabled” means that the Officer is unable, with reasonable accommodation, to perform the material and substantial duties of his position due to illness or injury or physical or mental incapacity as determined by the Committee consistent with its obligations to the Company’s shareholders.

C.    “Good Reason” means a Termination of Employment initiated by the Officer within the time periods set forth below following the initial existence of one or more of the following conditions arising without consent of the Officer:

(i)    a material reduction of the Officer's authority, duties or responsibilities;

(ii)   a material reduction in the Officer's base salary other than a one-time reduction that also is applied to substantially all other Officers of the Company, provided that the Officer's reduction is substantially proportionate to the reduction applied to substantially all other Officers;

(iii)   the Company requiring an Officer (other than the Chief Executive Officer) to report to anyone other than the Chief Executive Officer (or an acting Chief Executive Officer in the event of the Chief Executive Officer's absence), the Company's Board of Directors, or a Committee of the Board, or, in the case of the Chief Executive Officer, the Company requiring the Chief Executive Officer to report to anyone other than the Company's Board of Directors; or

(iv)   the Company requiring the Officer to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from the Officer’s current principal place of employment;

provided, however, that the Officer will only have Good Reason if he provides notice to the Chief Executive Officer (in the case of any Officer other than the Chief Executive Officer) or the Board (in the case of the Chief Executive Officer) of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial occurrence of such event or circumstances and if such event or circumstances is not cured within thirty (30) days after Executive gives such written notice.  If the Officer initiates Termination of Employment for Good Reason, the actual Termination of Employment must occur within thirty (30) days after expiration of the cure period.  The Officer’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).  The Officer’s actions in writing (or by such other means as is reliable and verifiable) approving any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in his role as an Officer will be considered consent for the purposes of this Good Reason definition.

D.    “LTD Disability” means that the Officer is “Partially Disabled” or “Total Disabled” within the meaning of the Company’s current long-term disability plan (or such similar term or terms in any long-term disability plan of the Company that replaces its current long-term disability plan) and has satisfied the elimination period for benefits eligibility under such plan.

E.    “Salary Continuation Period” means the period of time beginning on the date following the Officer’s Severance Start Date and continuing for the number of months specified in Article IV, paragraph A (1) of this Section 16 Plan.

F.    “Section 16 Plan Administrator” means the Compensation Committee of the Cree Board of Directors (“Compensation Committee”).

G.    “Severance Start Date” means the date on which the relevant Officer incurs a “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

H.    “Six-Month Delay Payment Date” means the payment date associated with the first regular payroll cycle after passage of six months following the Severance Start Date.

I.     “Specified Employee” will have the meaning prescribed by Subsection 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended, as such meaning may be amended from time to time.

J.     “Specified Employee Identification Date” will have the meaning prescribed by Treasury Regulation §1.409A-1(i).

K.    “Termination Date ” shall mean the Officer’s last date of employment with Cree, Inc. or one of its affiliates.  As used in this paragraph, “affiliate” means an entity which controls, is controlled by, or is under common control with Cree, where “control” means ownership of a majority of the outstanding capital stock or other voting equity interests of the controlled entity.

L.    “Termination of Employment” will have the meaning as prescribed by Treasury Regulation § 1.409A-1(h)(1)(ii), as such meaning may be amended from time to time.

VI.	IMPACT OF SEPARATE CHANGE IN CONTROL AGREEMENT

This Section 16 Plan shall not apply to an Officer if he or she becomes entitled to the payment of severance benefits upon his or her employment termination in connection with a change in control of the Company pursuant to a separate agreement with the Company.  In other words, the Company will pay severance benefits to an Officer only once:  either under this Section 16 Plan or, if applicable, under a separate agreement with the Company providing for severance benefits in a change in control context.

VII.	INTERNAL REVENUE CODE SECTION 409A

For purposes of Section 409A with respect to all Officers other than the Chief Executive Officer, each installment payment of severance specified in Article IV, paragraphs A.1. and B. above is a separate payment; all payments specified in Article IV, paragraphs A.1. and B. above made through the date that is 2-½ months following the later of the last day of the calendar year containing the Severance Start Date and the last day of the Company’s fiscal year containing the Severance Start Date (the “Short-Term Deferral Deadline”) are intended to be exempt from Section 409A under the short-term deferral rule;  all such payments made after the Short Term Deferral Deadline are intended to be exempt from Section 409A under the severance pay exemption specified in Treasury Regulation §1.409A- 1(b)(9)(iii) (the “Severance Pay Exemption”); all payments made after the Short Term Deferral Deadline, that exceed the limits of the Severance Pay Exemption, that would be paid earlier than the Six-Month Delay Payment Date and that are paid to an Officer who is a Specified Employee on his or her Severance Start Date will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i) of the Code; on that date, the Company will pay the Officer a lump sum consisting of all payments that would have been paid to the Officer prior to the Six-Month Delay Payment Date had the Officer not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had the Officer not been a Specified Employee and ending on the Six-Month Delay Payment Date; however, if the Officer dies after his or her Severance Start Date but before such lump sum payment is made, it will be paid to the Officer’s estate without regard to any six-month delay that otherwise applies to Specified Employees.

For purposes of Section 409A with respect to the Chief Executive Officer, if the Chief Executive Office is a Specified Employee on his Severance Start Date, the payments specified in Article IV, paragraphs A.1. and B. above will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i) of the Code; on that date, the Company will pay the Chief Executive Officer a lump sum consisting of all payments that would have been paid to him prior to the Six-Month Delay Payment Date had he not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had he not been a Specified Employee and ending on the Six-Month Delay Payment Date; however, if the Chief Executive Officer dies after his Severance Start Date but before such lump sum payment is made, it will be paid to the Chief Executive Officer’s estate without regard to any six-month delay that otherwise applies to Specified Employees.

Each Officer acknowledges and agrees that the Company has made no representations as to the tax treatment of the compensation and benefits that may be received by such Officer pursuant to this Section 16 Plan. This Section 16 Plan is designed with the intent that all payments hereunder shall either be exempt from or in compliance with Section 409A.  Nothing in this Section 16 Plan shall require payment in 2008 of any payment that was required to be paid after 2008 under the any agreement or arrangement with an Officer that is deemed to be amended by this Section 16 Plan; in addition, except as may be required to observe the six-month delay applicable to Specified Employees under Subsection 409A(a)(2)(B)(i), nothing in this Section 16 Plan shall postpone beyond 2008 any payment that was required to be paid in 2008 pursuant to any agreement or arrangement with an Officer that is deemed to be amended by this Section 16 Plan.  The parties agree to work together to effectuate the intent of this provision, including but not limited to revising the timing and/or form of any payment hereunder as may be permitted by and necessary to ensure the terms and conditions applicable to such payments comply with Section 409A.

VIII.	FUNDING

Benefits provided pursuant to the Section 16 Plan shall be paid solely out of the Company’s general assets.  Cree shall not be required to fund or otherwise provide for the payment of benefits provided hereunder in any other manner.  An Officer entitled to benefits under the Section 16 Plan has no rights other than as an unsecured general creditor of the Company.

IX.	CLAIMS AND REVIEW PROCEDURES

If an Officer believes that he/she is entitled to a benefit under the Section 16 Plan, or to a benefit in an amount greater than he/she has received, the Officer may file a claim by writing to the Section 16 Plan Administrator.  The Section 16 Plan Administrator is the named fiduciary that has the discretionary power and authority to act with respect to any appeal from a denial of a claim for benefits under the Section 16 Plan by performing a full and fair review of the denial, and such actions shall be final and binding on all persons. Benefits under the Section 16 Plan shall be payable only if the Section 16 Plan Administrator determines, in its sole discretion, that an eligible Officer is entitled to them. Any claim must be filed no later than forty-five (45) days after the Officer’s Termination Date.

A.    Initial Claim. The Section 16 Plan Administrator will notify the Officer in writing within ninety (90) days (or 180 days if special circumstances require an extension of time for processing the claim) of receipt of the claim as to whether the claim is granted or denied. Note that if an extension is necessary, the Section 16 Plan Administrator will provide the Officer with written notice of the extension (including the circumstances requiring extension and date by which a decision is expected to be rendered) before the initial ninety (90) day period expires. If the claim is denied, the Officer will be given (1) specific reasons for the denial, (2) specific reference to the Section 16 Plan provision(s) on which the denial is based, (3) a description of any information or material necessary to support the claim and an explanation of why such information or material is necessary, (4) an explanation of the Section 16 Plan’s claim appeal procedure (including a statement of the Officer’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) following a denial of the claim upon appeal), and (5) a statement that the Officer is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor regulation section 2560.503-1(m)) to the claim.

B.    Appeals.  If the claim is denied, the Officer has sixty (60) days after receipt of notice of the denial to file a written appeal with the Section 16 Plan Administrator. During the review process, the Officer has the right to submit written comments, documents, records, and other information relating to the claim for benefits, which will be considered without regard to whether such items were considered in the initial benefit determination. Also, the Officer may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined by Department of Labor regulation section 2560.503-1(m)) to the claim for benefits.

The Section 16 Plan Administrator will notify the Officer in writing within sixty (60) days (or 120 days if special circumstances require an extension of time for processing the appeal) of receipt of the appeal as to its decision on review. If the Section 16 Plan Administrator determines that an extension is necessary, the Section 16 Plan Administrator will provide the Officer with written notice (including the circumstances requiring the extension and date by which a decision is expected to be rendered) before the initial sixty (60) day period expires.

If the Section 16 Plan Administrator denies the appeal, it will provide a written denial of the claim upon appeal. The written denial shall include the specific reason or reasons for the denial, specific references to the Section 16 Plan provisions on which the denial is based, a statement that the Officer is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined in Department of Labor regulation section 2560.503-1(m)) to the claim, and a statement of the Officer’s right to bring an action under Section 502(a) of ERISA.

All determinations, interpretations, rules, and decisions of the Section 16 Plan Administrator or its delegate shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Section 16 Plan and shall be given deference in any judicial or other proceeding.

C.    Exhaustion of Claims Procedures. In no event shall an Officer or any other person be entitled to challenge a decision of the Section 16 Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been fully complied with and exhausted.

D.    Limitation on Actions.  Any claim or action that is filed in court or any other tribunal against or with respect to the Section 16 Plan, the Section 16 Plan Administrator and/or the Committee with respect to this Section 16 Plan must be brought within 180 days following the relevant Officer’s Termination Date.  Any claim or action brought after this timeframe will be void.

X.	ADMINISTRATION

The Section 16 Plan Administrator is the “administrator” of the Section 16 Plan within the meaning of Section 3(16)(A) of ERISA and the “named fiduciary” of the Section 16 Plan under Section 402 of ERISA.  The Section 16 Plan Administrator is exclusively authorized to interpret the provisions of this Plan Document and Summary Plan Description. The Section 16 Plan Administrator’s interpretation and/or application of any term or provision of the Section 16 Plan shall be final and binding. The Section 16 Plan Administrator shall have full and unfettered authority and responsibility for administration of the Section 16 Plan, including the discretionary authority to determine eligibility for benefits and amounts of benefit entitlements and to interpret the terms of the Section 16 Plan.  The discretionary authority referred to above is intended to be absolute, and in any case where the extent of this discretion is in question, the Section 16 Plan Administrator is to be accorded the maximum discretion possible.  Any exercise of this discretionary authority shall be reviewed by a court or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard).

XI.	AMENDMENT AND TERMINATION

Subject to this paragraph and Article XV below, the Company reserves the right at its discretion to amend or terminate this Section 16 Plan at any time, with or without notice; provided that, the Company will notify the Officers within ten (10) days if this Section 16 Plan is terminated or an amendment is approved that adversely affects an Officer’s rights or benefits under this Section 16 Plan.  Any amendment must be in writing and made by a resolution adopted by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company or by any other applicable document executed by a person or persons duly authorized by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company to take such actions.  Any amendment or termination of the Section 16 Plan will be limited so that a violation of Section 409A does not occur on account of the amendment or termination.  Notwithstanding the foregoing, if an Officer experiences a Termination of Employment initiated by the Company without Cause or initiated by the Officer for Good Reason while this Section 16 Plan is in effect, no subsequent amendment or termination of this Section 16 Plan may alter his/her right to receive the severance benefits provided under the Section 16 Plan in effect as of his/her Termination Date.   In any event, if an Officer experiences a Termination of Employment initiated by the Company without Cause or initiated by the Officer for Good Reason within ninety (90) days after (i) termination of this Section 16 Plan, or  (ii) an amendment that adversely affects Officer’s rights or benefits under this Section 16 Plan, the determination of the Officer’s eligibility for and amount of benefits on account of such Termination of Employment will be determined by reference to the form of this Section 16 Plan in effect immediately prior to such termination or amendment.  If a material change to the Section 16 Plan is adopted by a party other than the Compensation Committee of the Board of Directors of the Company, the Compensation Committee of the Board of Directors of the Company must approve such change before it shall become effective.

XII.	ENTIRE PLAN; AMENDMENTS

This Plan Document and Summary Plan Description contains all the terms, conditions and benefits relating to the Section 16 Plan.  No employee, officer, or director of the Company has the authority to alter, vary or modify the terms of the Section 16 Plan, other than by means of an authorized written amendment to the Section 16 Plan approved by the Section 16 Plan Administrator.  No oral or written representations contrary to the terms of the Section 16 Plan and its written amendments shall be binding upon the Section 16 Plan, the Section 16 Plan Administrator or the Company.

XIII.	NO CONTRACT OF EMPLOYMENT

Nothing herein is intended to or shall be considered a contract of employment or for any period of employment or a guarantee of future employment with the Company or to limit in any way the right of the Company to terminate an Officer at any time and for any reason.

XIV.	ASSIGNMENT OF RIGHTS AND OBLIGATIONS

No eligible Officer shall have the right to assign, delegate or otherwise transfer, either in full or in part, any of his/her rights or obligations under the Section 16 Plan, and any such assignment, delegation or other such transfer shall be void.  Notwithstanding the foregoing, if an Officer dies after experiencing an Termination of Employment initiated by the Company without Cause or initiated by the Officer for Good Reason but prior to receipt of the final severance benefit provided for herein, any remaining payments will be made to the Officer’s estate, subject to applicable withholdings.

XV.	APPLICABLE LAW; VENUE

Except where preempted by ERISA, the Section 16 Plan shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of North Carolina without regard to its conflict of laws rules. All legal actions arising under or relating to the Section 16 Plan shall be subject to the jurisdiction and venue of the United States District Court for the Middle District of North Carolina sitting in Greensboro, North Carolina.

XVI.	ERISA RIGHTS

Information Required By ERISA:

Plan Name
Cree, Inc. Severance Plan for Section 16 Officers

Plan Sponsor
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703
(919) 313-5300

Plan Administrator
The Compensation Committee of the Company’s Board of Directors is the Section 16 Plan Administrator.  Communications with the Section 16 Plan Administrator must be in writing and addressed to:

Vice President, Administration
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703

Type of Plan
The Section 16 Plan is a welfare plan providing for severance benefits.

Employer Identification Number
Cree’s Employer Identification Number is 56-1572719.  When writing about the Section 16 Plan, an Officer should include this number.

Plan Number
For the purpose of identification, Cree has assigned the Section 16 Plan the number 511. All communications concerning the Section 16 Plan should include this reference number.

Plan Year
The Section 16 Plan records are kept on a calendar year basis.

Service of Legal Process
Service of legal process may be made on the Section 16 Plan Administrator at the address above.

Statement of ERISA Rights
If you are an eligible Officer who is a participant in the Section 16 Plan, you are entitled to certain rights and protections under ERISA.

A.    Receive Information About Your Plan and Benefits. ERISA provides that you are entitled to:

1.    Examine, without charge, at the office of the Section 16 Plan Administrator or its delegate all Section 16 Plan documents and a copy of the latest annual report (Form 5500 series) available at the Public Disclosure Room of the Employee Benefits Security Administration, if such report is required to be filed by the Section 16 Plan with the U.S. Department of Labor.

2.    Obtain copies of all documents governing the operation of the Section 16 Plan, including copies of the latest annual report (Form 5500 series), if any, and updated summary plan description, upon written request to the Section 16 Plan Administrator. The Section 16 Plan Administrator may impose a reasonable charge for the copies.

3.    Receive a summary of the Section 16 Plan’s financial report, if any. The Section 16 Plan Administrator may be required by law to furnish each participant with a copy of the summary annual report.

B.    Prudent Actions By Fiduciaries. In addition to creating rights for the Section 16 Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Section 16 Plan. The people who operate the Section 16 Plan, called “fiduciaries” of the Section 16 Plan, have a duty to do so prudently and in the interest of

you and other Section 16 Plan participants and beneficiaries.   No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

C.    Enforce Your Rights.  If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report (if any) from the Section 16 Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Section 16 Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Section 16 Plan Administrator.

If you have a claim for a benefit that is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If it should happen that Section 16 Plan fiduciaries misuse the Section 16 Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

D.    Assistance With Your Questions.  If you have questions about the Section 16 Plan, you should contact the Section 16 Plan Administrator in care of the Vice President, Administration, of the Company.  If you have questions about the statements made in this summary or your rights under ERISA, or if you need assistance in obtaining documents from the Section 16 Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A
GENERAL RELEASE
RECITALS

This General Release (this “Release”) is made by and between ______________ (“Employee”) and Cree, Inc. (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, the Company and Employee entered into an Executive Change in Control Agreement dated [_______] (the “Change in Control Agreement”);

WHEREAS, the Employee is a participant in the Company’s Severance Plan for Section 16 Officers adopted on August 18, 2008 (the “Severance Plan”);

WHEREAS, the Company and Employee entered into an Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee entered into [DESCRIBE EQUITY AWARD AGREEMENTS: a Stock Option Agreement dated [____] granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s [Stock Option Plan] and the Stock Option Agreement (collectively, the “Stock Agreements”)];

WHEREAS, Employee’s employment with the Company terminated on [DATE] (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.    Consideration.

(a)    Pursuant to Article III of the Severance Plan , Employee’s receipt of severance pursuant to Article IV of the Severance Plan is subject to Employee executing and not revoking this Release.  In consideration of Employee executing and not revoking this Release, and subject to the terms and conditions of the Severance Plan, the Company agrees to pay (or provide, as applicable) Employee the amounts and benefits specified in Article IV of the Severance Plan.  Such severance benefits will be paid or provided at the times and in the manner set forth in the Severance Plan.  Employee acknowledges that he will not be entitled to any other compensation or benefits, except as provided in Section 7 of the Change in Control Agreement.

(b)    Stock.  Employee acknowledges that as of the Termination Date, he will have vested in [______] options and no more.  The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Agreements and Section 19 of the Change in Control Agreement. [Delete Section 19 cross-reference if not applicable]

(c)    Benefits.  Employee’s group health benefits will cease on [DATE], subject to Employee’s right to continue his group health benefits under COBRA.  Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options) ceased on the Termination Date.

2.    Payment of Salary.  Subject to Section 7 of the Change in Control Agreement and Section 1 above, Employee acknowledges and represents that Employee is not entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation.

3.    Confidential Information.  Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement and maintain the confidentiality of all of the Company’s confidential and proprietary information.  Employee also shall return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Release.

4.    Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  To the fullest extent permitted by applicable law, Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind arising out of or relating to his employment by the Company (except as provided in Section 7 of the Change in Control Agreement), or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation:

(a)    any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the North Carolina Equal Employment Practices Act; and North Carolina law;

(e)    any and all claims for violation of the federal, or any state, constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Release; and

(h)    any and all claims for attorney fees and costs.

5.    [Include if Officer is 40 or more years old] Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that:

(a)    he should consult with an attorney prior to executing this Release;

(b)    he has up to twenty-one (21) days within which to consider this Release;

(c)    he has seven (7) days following his execution of this Release to revoke this Release;

(d)    this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)    nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.    Unknown Claims.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Release.  Employee acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the releasee.  Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect, to the fullest extent permitted by applicable law.

7.    Application for Employment.  Employee understands and agrees that, as a condition of this Release, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

8.    No Cooperation.

(a)    Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees that relate to any of the matters for which he has provided a release hereunder, unless under a subpoena or other court order to do so.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company.  If approached by anyone for counsel or assistance in the presentation or prosecution of any such disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

(b)    Notwithstanding any language herein to the contrary, Employee understand that nothing in this Release prohibits him from filing or pursuing a charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or a claim with the National Labor Relations Board (NLRB); provided that, by signing this Release Employee agree to waive and relinquish any personal monetary gain that otherwise would result from such EEOC or NLRB Claim.

9.    Costs.  The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

10.   Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 17 [change to Section 16 as applicable] of the Change in Control Agreement (but as adjusted to cover disputes under this Release).

11.   No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this

Release.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

12.   No Oral Modification.  Any modification or amendment of this Release, or additional obligation assumed by either Party in connection with this Release, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

13.   Entire Agreement.  This Release, the Change in Control Agreement, the Confidentiality Agreement and the Stock Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Employee’s relationship with the Company.

14.   Governing Law.  This Release shall be governed by the laws of the State of North Carolina, without regard for choice of law provisions.

15.   Severability.  If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions, and the court shall enforce all remaining provisions to the fullest extent permitted by law.

16.   Effective Date.  This Release will not become effective until the eighth (8th) day after it has been signed by both Parties and then only if Executive does not revoke it as permitted in Section 5(c) above (the “Effective Date”).  In order to revoke this Release, the Executive must deliver a letter expressly stating that he is revoking this Release to the Company’s Vice President, Administration, at 4600 Silicon Drive, Durham, North Carolina 27703 within seven (7) days after he signs this Release.

17.   Voluntary Execution of Release.  This Release is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties.  The Parties acknowledge that:

(a)    They have read this Release;

(b)    They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Release and of the releases it contains; and

(d)    They are fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, each of the Parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

By:	Date:
Title:

EMPLOYEE:

Date:
Print Name: